Exhibit 10.2

Final Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is dated effective as of April 5, 2016, by and between THE FEMALE HEALTH COMPANY, a Wisconsin corporation (the “Company”), and MICHELE GRECO (the “Executive”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company, Badger Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“FHC Delaware Sub”), Blue Hen Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“APP Merger Sub”), and Aspen Park Pharmaceuticals, Inc., a Delaware corporation (“APP”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of the Company with and into FHC Delaware Sub (the “Reincorporation Merger”) with FHC Delaware Sub continuing as the surviving corporation (“FHC Delaware”), and the merger of APP Merger Sub with and into APP (the “APP Merger” and together with the Reincorporation Merger, the “Mergers”) pursuant to the terms and conditions of the Merger Agreement.

B. The Executive and the Company are parties to that certain Change of Control Agreement dated November 9, 2012 (the “Change of Control Agreement”).

C. From and after the Effective Date (as defined below), the Company desires to terminate the Change of Control Agreement and employ the Executive on the terms and conditions set forth herein, and the Executive desires to terminate the Change of Control Agreement and to be employed by the Company on the terms and conditions set forth herein.

AGREEMENTS

In consideration of the recitals and the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Definitions. For the sole and exclusive purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of any person or entity means another person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person or entity, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person or entity, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Board” means the Board of Directors of the Company.

“Bonus Payout Amount” means $141,300, which is two multiplied by the amount of the bonus paid to the Executive with respect to the year ended September 30, 2015.

“Cause” means any of the following:

(a) the Executive’s willful failure to perform her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b) the Executive’s willful failure to comply with any valid and legal directive of the Board or the Chief Executive Officer;

(c) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, dishonesty or fraud;

(d) action taken by Executive intentionally to harm the Company;

(e) the Executive’s willful misconduct, gross insubordination, fraud, misappropriation, theft, embezzlement, gross negligence, self-dealing, dishonesty, or breach of fiduciary duty;

(f) the Executive’s misuse or intentional damage of property belonging to the Company, as well as disclosure of confidential, trade secret or proprietary information; or

(g) any material, uncured violation by the Executive of any written Company policy or any provision of this Agreement.

“Code” means Internal Revenue Code of 1986, as amended.

“Date of Termination” means (a) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination (as defined in Section 4(d)) or any later date specified therein, as the case may be, (b) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (c) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date (as defined in Section 4(a)), as the case may be.

“Disability” means the Executive is permanently incapacitated because of physical or mental disability. The Executive shall be considered permanently incapacitated whenever the Executive, with or without reasonable accommodations, is unable because of physical or mental disability to perform the Executive’s essential job functions. A determination of Disability shall be made in accordance with the standards of the Americans With Disabilities Act and applicable state disability law. The Company will comply with its obligations under state and federal disability law in interpreting this definition.

“Effective Date” means date of the closing of the Mergers provided for in the Merger Agreement.

“Good Reason” means any of the following:

(a) a material diminution of the Executive’s authority, duties or responsibilities as described in Section 3(a) of this Agreement;

(b) a reduction in the Executive’s Base Salary;

(c) the Company’s requiring the Executive to be based at any office or location not in the Chicago, Illinois metropolitan area without the Executive’s consent; or

(d) the Company’s material breach of this Agreement unless remedied by the Company promptly after receipt of written notice thereof given by the Executive.

2. Employment Period. The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until the third anniversary thereof (the “Initial Period”), unless terminated earlier pursuant to Section 4 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of this Agreement at least 90 days’ prior to the applicable Renewal Date. If the Mergers are consummated and the Executive’s employment becomes effective on the Effective Date, the Change of Control Agreement shall terminate and be of no force and effect, and neither the Company nor the Executive shall have any further rights or obligations under the Change of Control Agreement. If the Merger Agreement terminates for any reason before the Mergers become effective, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement and the Change of Control Agreement shall be in effect from and after the date of such termination of the Merger Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Period.”

3. Terms of Employment.

(a) Position. During the Employment Period, the Executive shall serve in a senior financial or accounting position for the Company which will include responsibility for the accounting and financial reporting relating to the Company’s historical female condom business, whether such business is designated as a separate division of the Company or otherwise. The Executive shall report to the Company’s Chief Executive Officer and/or the Company’s Chief Financial Officer (if the Executive is not assigned to the position of Chief Financial Officer). The Executive shall have such title as is assigned by the Board consistent with the Executive’s assigned duties, authority and responsibility described herein. The Executive shall also serve, if requested, as an officer of any Affiliate of the Company for no additional compensation.

(b) Duties. During the Employment Period, the Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

Notwithstanding the foregoing, the Executive will be permitted to (i) with the prior written consent of the Board (which consent will not be unreasonably withheld), act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, and (ii) purchase or own less than five percent of the securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (i) and (ii) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 3(a) hereof.

(c) Place of Performance. The principal place of Executive’s employment shall be the Company’s office located in Chicago, Illinois; provided that, the Executive may be required to travel on Company business during the Employment Period.

(d) Compensation.

(i) Base Salary. During the Employment Period, the Company shall pay the Executive an annual rate of base salary of $217,435.59 (“Annual Base Salary”) in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly.

(ii) Annual Bonus. For each fiscal year of the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). The Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted, and in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid. The Annual Bonus will be paid no later than two and one-half (2.5) months after the end of the Company fiscal year for which it was earned, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii) Equity Awards. During the Employment Period, the Executive shall be eligible to participate in the Company’s equity incentive plan then in effect, as determined by the Board or the Compensation Committee, in its discretion.

(iv) Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

(v) Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Notwithstanding anything in this Agreement to the contrary, Executive shall be entitled to no less than 4 weeks’ paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.

(vi) Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

(vii) Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason, provided Executive gives the Company written notice of such Good Reason within 60 days of the occurrence of the Good Reason event, and 30 days to cure such Good Reason if cure is reasonably possible. If after such 30-day period the Company has not cured such Good Reason, the Executive may terminate her employment hereunder for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the

Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate the Executive’s employment for Good Reason:

(i) The Company shall pay to the Executive in a lump sum promptly following the Date of Termination, the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid (the “Accrued Obligations”);

(ii) The Company shall continue to pay the Executive’s then current Annual Base Salary, in accordance with the Company’s customary payroll practices (but no less frequently than monthly), for a period (the “Severance Period”) equal to the greater of [a] twelve months from the Date of Termination or [b] the remainder of the Initial Period;

(iii) The Company shall pay to the Executive in a lump sum promptly following the Termination Date, the Bonus Payout Amount;

(iv) The Company shall pay to the Executive in a lump sum promptly following the Termination Date any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; and

(v) During the Severance Period, the Company shall pay for the Executive’s continued medical and dental insurance coverage under COBRA for the Executive and her dependents subject to the Executive’s execution of an appropriate COBRA election form for herself and her dependents with 60 days following the Date of Termination (the “Health Insurance Continuation”); provided, however, [a] if the Company determines that it cannot continue such payments without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or incurring penalties or experiencing adverse tax consequences, the Company shall pay directly to Executive on the first day of each month following such determination a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue her and her covered dependents’ group medical and dental insurance coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), plus 25% thereof, and [b] to the extent the Severance Period is longer than 18 months, starting in the 19th month after the Date of Termination, the Company shall pay directly to

Executive on the first day of each month a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue her and her covered dependents’ group medical and dental insurance coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage); and

(vi) The Company shall, at its sole expense and as requested, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period or if the Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligations. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e) Compliance with Code Section 409A. To the extent any amount payable under this Agreement is considered “nonqualified deferred compensation” under Code Section 409A, the Company shall not accelerate or defer the time or schedule of any payment to be made hereunder and such payments may only be made if the Executive has previously “separated from service” with the Company as defined under Code Section 409A. To the extent the Executive is a “specified employee” as defined under Treasury Regulation Section 1.409A-1(i)(1), any payment of nonqualified deferred compensation following the Executive’s separation from service by reason other than death that is not otherwise exempt from Code Section 409A shall be paid on the first payroll period of the Company that is at least 6-months after the Executive’s separation from service. It is expressly contemplated by the parties that this Agreement will conform to, and be interpreted to comply with, Code Section 409A.

6. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any Employee Benefit Plan provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company and/or its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any Employee Benefit Plan of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such Employee Benefit Plan or contract or agreement of the Company and/or its Affiliates except as explicitly modified by this Agreement.

7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Code Section 280G. Anything in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment of benefits received in connection with a change in control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) constitute “parachute payments” within the meaning of Code Section 280G (collectively, the “280G Payments”) and would, but for this Section 8, be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Code Section 409A until no amount payable to the Executive will be subject to the Excise Tax. All calculations and determinations under this Section 8 shall be made by the Company and such determinations shall be conclusive and binding on the Company and Executive for all purposes.

9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, for a period of three years following the Executive’s termination of employment, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

10. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, including to FHC Delaware upon consummation of the Reincorporation Merger. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the Executive’s address appearing on the records of the Company.

If to the Company:

The Female Health Company

515 North State Street

Suite 2225

Chicago, IL 60654

Attn: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement or the Change of Control Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Change of Control Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

COMPANY:

THE FEMALE HEALTH COMPANY

BY	/s/ O.B. Parrish
Name:	O.B. Parrish
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Michele Greco
Michele Greco

[Signature Page to Employment Agreement]